Exhibit 99.1

Contact:

Charles Butler

Director

Corporate Communications

Exelixis, Inc.

650 837 7277

cbutler@exelixis.com

HELSINN TO DISCONTINUE BECATECARIN TRIAL PROGRAM

SOUTH SAN FRANCISCO, Calif. – November 16, 2006 - Exelixis, Inc. (Nasdaq: EXEL) today announced that its licensee Helsinn Healthcare SA has discontinued enrollment of new patients in the becatecarin (XL119) Phase III clinical trial program in biliary tract tumors. Exelixis in-licensed becatecarin from Bristol-Myers Squibb in 2001 and subsequently out-licensed it to Helsinn in June 2005. Helsinn reported that despite some evidence of becatecarin activity, preliminary analysis of the Phase III data by an Independent Data Monitoring Committee indicated that the comparator agent 5-fluorouracil (5-FU) demonstrated a greater than expected survival benefit, making it statistically improbable that the final study results could achieve the planned objectives for the trial.

About Becatecarin

Becatecarin is a small molecule, anticancer compound for the treatment of hepatobiliary duct tumors, a rare and aggressive form of cancer with a high medical need and very limited survival. Becatecarin was granted orphan drug designation in the United States and the European Union.

About Exelixis

Exelixis, Inc. is a development-stage biotechnology company dedicated to the discovery and development of novel small molecule therapeutics for the treatment of cancer and other serious diseases. The company is leveraging its fully integrated drug discovery platform to fuel the growth of its development pipeline, which is primarily focused on cancer. Currently, Exelixis’ broad product pipeline includes investigational compounds in Phase II and Phase I clinical development for cancer and renal disease. Exelixis has established strategic corporate alliances with major pharmaceutical and biotechnology companies, including GlaxoSmithKline, Bristol-Myers Squibb Company, Genentech, Wyeth Pharmaceuticals and Sankyo. For more information, please visit the company’s web site at www.exelixis.com.

Exelixis and the Exelixis logo are registered U.S. trademarks.